EXHIBIT 10.17

EXECUTION VERSION

Joint Participation Agreement

By And Between

Oncobiologics, Inc.

And

Zhejiang Huahai Pharmaceutical Co., Ltd.

Effective as of May   6  , 2013

(i)

6.6	Effect Upon Termination for Cause	13

6.7	Accrued Rights; Surviving Obligations	14

6.8	Section 365(n) of the Bankruptcy Code	15

(ii)

List Of Schedules

Schedule 1.1.11	Joint Participation Compounds; Delivery Plan

(iii)

JOINT PARTICIPATION AGREEMENT

This Joint Participation Agreement is made effective as of May   6  , 2013 (the “Effective Date”) by and between Oncobiologics, Inc., a corporation organized under the laws of the State of New Jersey, U.S. having its place of business at 7 Clarke Drive, Cranbury NJ 08512 (“Oncobiologics”), and Zhejiang Huahai Pharmaceutical Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China having its place of business at Xunqiao, Linhai City, Zhejiang Province, PRC 317024 (“Huahai”). Oncobiologics and Huahai may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

Whereas, Oncobiologics is a biopharmaceutical company engaged in the development, clinical manufacture and regulatory approval of the Biosimilar (as defined below); and

Whereas, Oncobiologics has, as of the Effective Date, entered into that certain commercial license agreement (the “In-License Agreement”) with Selexis SA with respect to its proprietary technology covering the construction and development of recombinant cell lines for the manufacture of biopharmaceutical products as more fully described in the In-License Agreement (the “In-Licensed Technology”); and

Whereas, Huahai has expertise in the development, manufacture, sale and distribution of pharmaceutical drugs in China, and is interested in supporting the development of the Joint Participation Compounds in their respective Fields in the Developed Countries (as such terms are defined below) subject to the terms and conditions of this Agreement (as defined below); and

Whereas, Oncobiologics and Huahai desire to share the Value Ownership (as defined below) of the Biosimilar products containing or comprising the Joint Participation Compounds in their respective Fields (as defined below) for commercialization in the Developed Countries pursuant to the terms and conditions of this Agreement (defined below); and

Whereas, pursuant to that certain letter of intent dated January 16, 2013 and the incorporated term sheet appendices (collectively, the “LOI”), as of the Effective Date, the Parties are entering into: (i) this Agreement; and (ii) that certain Co-Development and License Agreement (the “License Agreement”) pursuant to which the Parties will collaborate in the development of pharmaceutical products containing or comprising the Biologic Compounds in their respective Fields in the Licensed Territory (as such terms are defined in the License Agreement) for commercialization by Huahai in the Licensed Territory; and (iii) that certain Agreement for Commitment to Enter Cooperative JV Agreement (the “Commitment Agreement”), pursuant to which the Parties agree to enter into an agreement (within ninety (90) days after the Effective Date, or such later date as mutually agreed to by the Parties) that establishes a new, jointly owned, cooperative entity in The People’s Republic of China to develop and commercialize a number of pharmaceutical products, including Biosimilars, biobetters, NCEs and/or BLAs (but excluding the Licensed Products defined in the License Agreement or any product having the same Biosimilar Reference Product (as defined in the Strategic Alliance Agreement) as any Licensed Product (as defined in the License Agreement)) as further described in that certain Commitment Agreement, the subsequent agreement and its ancillary documents (collectively, the “Cooperative JV Contract”) (this Agreement, the License Agreement and the Cooperative JV Contract, collectively, the “Joint Agreements”); and

Whereas, the Parties have entered into that certain Strategic Alliance Agreement (the “Alliance Agreement”) to provide for the governance of certain aspects of the relationship between the Parties pursuant to the Joint Agreements.

Now, Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Definitions.

1.1         Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth in this Section 1 unless context clearly and unambiguously dictates otherwise. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meaning assigned to such term in the Alliance Agreement.

1.1.1       “Agreement” means this joint participation agreement together with the recitals and all exhibits, schedules and attachments.

1.1.2       “Ancillary Agreement” shall mean a separate agreement to be entered into by the Parties contemporaneously with any Third Party License Agreement, which will set forth any further rights and/or obligations of the Parties with respect to such Third Party License Agreement.

1.1.3       “Biosimilar” means a product containing or comprised of a Joint Participation Compound identified on Schedule 1.1.11 for which an abbreviated filing could be used to obtain Regulatory Approval in the relevant country or legal jurisdiction, as applicable (to the extent such an abbreviated filing pathway is available in such country or jurisdiction), and Regulatory Approval pursuant to such abbreviated filing would be granted based on a claim of statistical equivalence or non-inferiority, or any other standard upon which the applicable Regulatory Authority will review such abbreviated filings, with respect to the Biosimilar Reference Product, regardless of the filing pathway actually used or planned to be used.

1.1.4       “Cell Lines” means those clonal cell lines generated by Oncobiologics using the In-Licensed Technology in combination with Oncobiologics’ inputs, including the Oncobiologics Technology, to develop a process to obtain Licensed Products containing or comprising the Biologics Compounds.

1.1.5       “Collaboration Agreement” means a separate mutually acceptable agreement, or amendment to this Agreement, to be entered into by the Parties in the event the Parties elect to continue joint development and/or commercialization of a Joint Participation Product.

1.1.6       “Completion of Phase III-Ready Package” means, with respect to a Joint Participation Compound Oncobiologics shall (i) complete all development and manufacturing activities necessary to be ready to commence a Phase III Trial for such Joint Participation Compound, and (ii) obtain affirmative response of an end-of-phase I, or Phase III study review meeting, as applicable, with any Regulatory Authority in the Territory.

1.1.7       “Developed Countries” means the U.S., Canada, EU, Japan, Australia and New Zealand.

1.1.8       “Delivery Plan” means each plan prepared by Oncobiologics as set forth on Schedule 1.1.11.

1.1.9       “Field” means, with respect to each Joint Participation Compound, the prophylactic, palliative, therapeutic or diagnostic uses identified on Schedule 1.1.11 for such Joint Participation Compound.

1.1.10     “Going-Forward Plan” means the plan prepared by the Parties and approved by the JSC for all activities subsequent to the Completion of Phase-III Ready Package for each Joint Participation Compound.

1.1.11     “Joint Participation Compound” means each of the monoclonal antibodies described and defined in more detail on Schedule 1.1.11.

1.1.12     “Joint Participation Product” means a Biosimilar version of any pharmaceutical product, in any dosage form, formulation, presentation or package configuration that is commercialized or undergoing research or pre-clinical or clinical development that contains or comprises, in part or in whole, a Joint Participation Compound.

1.1.13     “Term” means, with respect to each Joint Participation Compound, the period commencing on the Effective Date and, unless earlier terminated pursuant to the provisions of Section 6, shall continue until the Parties either: (a) enter into a Collaboration Agreement to continue the joint development and/or commercialization of the applicable Joint Participation Compound or (b) enter into a Third Party License Agreement.

1.1.14     “Terminated Product” means (a) in the event of the termination of this Agreement with respect to a particular Joint Participation Compound pursuant to any provision of this Agreement, such Joint Participation Compound and all of the Joint Participation Products containing or comprising such Joint Participation Compound; or (b) in the event of the termination of this Agreement in its entirety pursuant to any provision of this Agreement, all of the Joint Participation Compounds and all of the Joint Participation Products containing or comprising such Joint Participation Compounds.

1.1.15     “Third Party IP” means any Intellectual Property Rights owned or controlled by a Third Party that Oncobiologics deems necessary to obtain a license to in order to develop and/or commercialize a Joint Participation Compound or the Joint Participation Product related thereto in the Developed Countries.

1.1.16     “Third Party License Agreement” means, with respect to one or more Joint Participation Compound(s), an agreement entered into by the Parties with a Third Party pursuant to which Oncobiologics grants to such Third Party an out-license under the

Oncobiologics Technology for the commercialization of the respective Joint Participation Product(s) in one or more Developed Countries.

1.1.17     “Value Ownership” means the percentage share of all consideration, fees, earnings or other proceeds that a Party shall be entitled to receive with respect to each Joint Participation Product, which shall be based upon each Party’s contribution to the research, discovery and development of the Joint Participation Compound in the Developed Countries as determined pursuant to Section 2.6 as further adjusted pursuant to the terms of this Agreement and as reflected in a financial record maintained by Oncobiologics of all contributions made by each Party with respect to each Joint Participation Compound in the Developed Countries, such financial record shall be provided by Oncobiologics to Huahai each Calendar Quarter.

1.2         Additional Defined Terms. The following additional defined terms are defined in the Section of this document listed below:

Term	Section
Action	3.4.1
Alliance Agreement	6th Whereas Clause
Bankruptcy Code	6.8.1
Commitment Agreement	5th Whereas Clause
Cooperative JV Contract	5th Whereas Clause
Huahai Funding	2.6
Initial Valuation	2.6.2
In-License Agreement	2nd Whereas Clause
In-Licensed Technology	2nd Whereas Clause
Joint Agreements	5th Whereas clause
License Agreement	5th Whereas clause
LOI	5th Whereas clause
Replacement Compound	6.4.3
Termination Agreement	6.4.1
Third party Action	3.5.1

1.3         Rules of Construction. The definitions of the terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation” (regardless of whether it is actually written there (and drawing no implication from the actual inclusion of such phrase in some instances after such terms but not others)). The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise: (a) any definition of or reference to any agreement, instrument or other document in this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth in this Agreement); (b) any reference in this Agreement to any Person shall be construed to include the Person’s successors and assigns; (c) the words “herein,” “hereof” and “hereunder” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; and (d) all references in this Agreement to Recitals, Sections or Exhibits shall be construed to refer to the recitals, sections and exhibits of this Agreement.

1.4         Terms of Alliance Agreement; Supremacy. All of the terms and conditions of the Alliance Agreement shall apply to this Agreement as if stated in this Agreement in their entirety. In the event of any conflict between the provisions of the Alliance Agreement and this Agreement, the terms of this Agreement will control as set forth in Section 9.10 of the Alliance Agreement.

2.	Governance; Funding.

2.1         In General. Each Party’s activities under this Agreement to develop the Joint Participation Compounds in their respective Fields shall be governed by the terms of this Agreement and the Alliance Agreement, including the oversight responsibilities of both the Joint Steering Committee and the Alliance Managers; subject, in each case, to the option rights and rights to sublicense the Joint Participation Compounds and Joint Participation Products as more fully set forth in this Agreement.

2.2         Additional JSC Functions. In addition to the responsibilities of the JSC as provided in the Alliance Agreement, under this Agreement, the JSC shall:

2.2.1       review available data and information in order to determine whether to cease development of a Joint Participation Compound in the Developed Countries;

2.2.2       review and approve the Going-Forward Plan;

2.2.3       review available data and information in order to determine how to further develop each Joint Participation Compound in the Developed Countries upon the Completion of a Phase III-Ready Package for a particular Joint Participation Compound as set forth in Schedule 1.1.11; and

2.2.4       oversee the activities of the Parties under this Agreement.

2.3         JSC Decision-Making Authority. The JSC will take action in accordance with the provisions of Section 2.1.4 of the Alliance Agreement, except that the arbitration provisions set forth in the Alliance Agreement shall resolve any matters that: (a) are governed by such provisions as set forth in this Agreement, including without limitation any changes to Value Ownership of either Party and (b) the JSC cannot reach a consensus to resolve.

2.4         Additional Alliance Manager Functions. In addition to the responsibilities set forth in the Alliance Agreement, each Party’s designated Alliance Managers shall:

2.4.1       monitor the overall progress of the development of the Joint Participation Compounds and Joint Participation Products in their respective Fields; and

2.4.2       prepare and submit a Going-Forward Plan for review and approval by the JSC.

2.5         Conversion of Agreement Structure. At any time point during the Term of this Agreement, Huahai may propose in writing that the Parties enter into an entity joint venture, through an LLC or other entity incorporated under the laws of the applicable Developed Country if it becomes necessary or desirable for commercial or other reasons, and Oncobiologics may agree to such different structure, such agreement shall not be unreasonably withheld. Huahai shall have 51% ownership of such new LLC or other entity, provided, that, Huahai provides the Huahai Funding for at least one such Joint Participation Compound in the Developed Country as set forth in Section 2.6. Each other Joint Participation Compound shall transfer to such an entity as long as Huahai pays the Huahai Funding for such Joint Participation Compound in the Developed Country to Oncobiologics and assuming that there are no other adjustments to Value Ownership thereunder at such time.

2.6         Co-development Funding; Value Ownership.

2.6.1       In partial consideration of the contributions and research activities of Oncobiologics prior to the Effective Date with respect to the Joint Participation Compounds and in consideration of the ongoing research and development of such Joint Participation Compounds and related Joint Participation Products by Oncobiologics, Huahai shall pay to Oncobiologics an aggregate of US$10,000,000 with respect to each Joint Participation Compound (the “Huahai Funding”) within thirty (30) days of the first occurrence of each milestone event set forth in the table below with respect to the applicable Joint Participation Compound as follows:

	Milestone Payment
	ONS-3010		ONS-1045		ONS-1040		ONS-1050
Milestone Event:	a Humira Biosmilar		an Avastin Biosmilar		a Rituxan Biosmilar		a Herceptin Biosmilar
1. Execution of this Agreement.	U.S. $	5,000,000		n/a		n/a		n/a
2. The Oncobiologics’ IND in either the U.S. or EU becomes Effective.	U.S. $	5,000,000	U.S. $	10,000,000	U.S. $	10,000,000	U.S. $	10,000,000

2.6.2       Provided that Oncobiologics conducts all activities contemplated by the Delivery Plan, and Huahai provides the Huahai Funding as provided in Section 2.6.1, and unless the Value Ownership is adjusted pursuant to any other provision of this Agreement that provides for a potential adjustment, upon Completion of Phase III-Ready Package with respect to a Joint Participation Compound, the Parties acknowledge and agree that: (a) Huahai shall have a fifty-one percent (51%) Value Ownership in such Joint Participation Compound and any resulting Joint Participation Product; and (b) Oncobiologics shall have a forty-nine percent (49%) Value Ownership in such Joint Participation Compound and any resulting Joint Participation Product; in each case, in the Developed Countries. Huahai’s Value Ownership interest will be deemed to have a value of US$10,000,000, and Oncobiologics’ Value Ownership interest will be deemed to have a value ofUS$9,607,843 for an aggregate basis of US$19,607,843 (the “Initial Valuation” for each Joint Participation Compound). Any adjustments to Value Ownership as provided in this Agreement will be calculated on that basis. Any disagreements relating to adjustments to Value Ownership shall be resolved by the JSC or, if the JSC cannot reach a consensus, pursuant to the arbitration Provisions. For the avoidance of doubt, Oncobiologics shall own one hundred percent (100%) of the Joint Participation Compound(s) in the Developed Countries until Oncobiologics receives the Huahai Funding for such Joint Participation Compound(s), at which point the Joint Participation Compound will be owned by the Parties according to their Value Ownership as set forth immediately above.

2.6.3       Oncobiologics is responsible for completing Phase III Ready Package which shall include manufacture of Phase-1 material and execution of Phase-1 Clinical Trial at Oncobiologics expense for which part of Huahai funding will be used for such Joint Participating Compound for the Developed Country.

3.	Rights of Data; Exclusivity; Patent Matters.

3.1         Rights and Transfer of Data.

3.1.1       Oncobiologics shall grant Huahai the right to use all data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information), Know-How and other results generated and Possessed by Oncobiologics that relate to the Joint Participation Compound(s) in the Licensed Territory pursuant to the terms of the License Agreement, subject to Oncobiologics receipt of the Huahai Funding for the respective Joint Participation Compound(s) to which the data relates. Oncobiologics will provide Huahai with the right to use such data at such time as the JSC determines is appropriate, taking into consideration the rights of any Third Party under a Third Party License Agreement.

3.1.2       Each Party shall be permitted to use all Safety Data of the other Party, and to share such Safety Data with its licensees and sublicensees, as the case may be, for purposes of Safety Data reporting under Applicable Laws.

3.1.3       All data (including pre-clinical, clinical, technical, chemical, safety, and scientific data and information) shall be owned by both Parties. Both Parties shall own all regulatory filings for the Joint Participation Compounds and Joint Participation Products in the Developed Countries developed pursuant to this Agreement, including all INDs; subject to the rights of any Third Party pursuant to any Third Party License Agreement.

3.2         Exclusivity.   During the term of this Agreement, neither Oncobiologics nor its Affiliates shall, directly or indirectly, conduct, have conducted or fund any discovery, research, development, regulatory, manufacturing or commercialization activity, alone or in collaboration with a Third Party, of any biosimilar pharmaceutical product having the same Biosimilar Reference Product as any of the Joint Participation Compounds or Joint Participation Products for use in the Developed Countries, other than the Joint Participation Compounds and Joint Participation Products for use in the Developed Countries pursuant to this Agreement.

3.3         Patent Costs.   Notwithstanding anything to the contrary in the Alliance Agreement, the Party filing the patent will cover the cost of such patent. In case of joint patent application the cost will be jointly shared by the Parties.

3.3.1       The Parties shall agree on a mechanism for reporting and sharing of any Other Shared Costs and any Cost Recoveries; including the process and timing for the exchange of funds by the Parties as necessary to implement such sharing.

3.4         Enforcement of Patent Rights.

3.4.1       Prior to Huahai Funding of a Joint Participation Compound Oncobiologics shall have the right, either directly or through a Third Party licensee, to attempt to resolve any such infringement or claim related to such Joint Participation Compound, including by filing an infringement suit, defending against such claim or taking other similar action (each, an “Action”) with respect to any Oncobiologics Technology in the Developed Countries and to compromise or settle such infringement or claim. Any award, damages or other monetary awards recovered (whether by way of settlement or otherwise) shall be retained by Oncobiologics.

3.4.2       After Huahai Funding of a Joint Participating Compound: The costs and expenses of any Action (including fees of attorneys and other professionals) shall be borne first by the Parties proportional to the Value Ownership. Any award, damages or other monetary awards recovered (whether by way of settlement or otherwise) shall be applied first to reimburse the Parties for all costs and expenses incurred by the Parties with respect to such Action on a pro rata basis and, if after such reimbursement any funds remain from such award, they shall be distributed based on Value Ownership. If one Party elects not to participate in the Action then the costs and expenses of any Action (including fees of attorneys and other professionals) shall be borne by the Party instituting the Action. Each Party shall provide necessary support to the Party instituting the Action. Any award, damages or other monetary awards recovered (whether by way of settlement or otherwise) shall be retained by the Party instituting such Action.

3.5         Third Party Actions Claiming Infringement.

3.5.1       If a Third Party asserts, prior to the BLA or MAA approval, whether raised directly or by way of counterclaim or affirmative defense, that any Patent Rights or other Intellectual Property Rights owned by it is infringed by the manufacture, use, offer for sale, sale or importation of any Joint Participation Product developed or commercialized under this Agreement in the Developed Countries, or the proposed manufacture, use or sale of any such Joint Participation Product in such Developed Countries, or if a Party otherwise becomes aware of a potential infringement of any Third Party Patent Rights or other Intellectual Property Rights (each, a “Third Party Action”), the Party first having knowledge of such claim shall promptly provide the other Party with notice of same in accordance with Section 9.11 of the Alliance Agreement, and shall also provide the Alliance Managers with notice of such claim and the related facts in reasonable detail.

3.5.2       Unless the Parties otherwise agree to share in the defense of any such Third Party Action, Oncobiologics, either directly or through a Third Party licensee, shall defend

(including undertaking court proceedings or other appropriate steps to settle), at its sole cost and expense, any Third Party Action described in Section 3.5.1, shall have the sole right to compromise or settle such Third Party Action and shall have the sole and exclusive right to select counsel to assist with defending (including undertaking court proceedings or other appropriate steps to settle) such Third Party Action.

3.5.3       Oncobiologics shall consult with Huahai on all material aspects of the defense of any Third Party Action. Huahai shall have a reasonable opportunity for meaningful participation in decision-making and formulation of defense strategy. The Parties shall reasonably cooperate with each other in all such actions or proceedings. Huahai shall provide reasonable assistance to Oncobiologics, including providing access to relevant documents and other evidence and making its employees available, including without limitation to participate in judicial proceedings. Huahai will be entitled to be represented by independent counsel of its own choice at its own expense.

3.5.4       Unless the Parties otherwise agree to share in the defense of any Third Party Action, the costs and expenses of such Third Party Action (including fees of attorneys and other professionals) shall be borne by the Parties as provided in Section 3.3. If a Party prevails and receives an award from such Third Party as a result of such Third Party Action (whether by way of judgment, award, decree, settlement or otherwise), such award shall be shared by the Parties as provided in Section 3.3.

3.5.5       Neither Party shall settle or otherwise compromise any Third Party Action by admitting that any Oncobiologics Patents or any Patent Rights covering or claiming any Joint Invention are invalid or unenforceable without the other Party’s prior written consent, and neither party may settle or otherwise compromise a Third Party Action in a way that adversely affects or would be reasonably expected to adversely affect the other Party’s rights or benefits under this Agreement with respect to any Joint Participation Product, without such other Party’s prior written consent.

3.5.6       The responsibility and liability of each Party with respect to any Third Party Action as allocated and set forth in this Section 3.5 shall apply regardless of which Party(ies) are named as defendants in such legal proceeding.

(a)        Oncobiologics shall indemnify, defend and hold Huahai harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney’s fees) to the extent arising out of Third Party claims, demands or suits related to a Third Party Action pursuant to this Section 3.5 and in accordance with Section 7 of the Strategic Alliance Agreement; provided, however, that Oncobiologics’ obligations pursuant to this Section 3.5.6(a) shall not apply to the extent that such claims or suits result from the negligence or willful misconduct of Huahai.

(b)        In the event that a judgment in a Third Party Action prior to IND approval in US or EU is entered against Oncobiologics relating solely to Oncobiologics Technology, then Oncobiologics shall pay all the fees and third part damages.

(c)        In the event that a judgment in a Third Party Action post IND approval in US or EU is entered against Oncobiologics relating solely to Oncobiologics Technology, Oncobiologics shall remain responsible for such infringement until commercial partner takes over such responsibility.

4.	Diligence.

4.1         Generally. In addition to the general diligence obligation set forth in the Alliance Agreement, the Parties, acting in accordance with this Section 4, and the Delivery Plans as supplemented, amended or updated, shall use Commercially Reasonable Efforts to develop the Joint Participation Compounds and related Joint Participation Products for use in their Fields in the Developed Countries.

4.2         Conduct of the Parties. Without limiting the generality of the foregoing, each Party shall:

4.2.1       act in good faith and in a co-operative manner to: (a) share all information reasonably necessary to facilitate each Party’s performance of its obligations under this Agreement; (b) reach consensus on decisions of the JSC, of any other Committees and of the Alliance Managers; and (c) negotiate and enter into any Collaboration Agreements, Ancillary Agreements and Third Party License Agreements contemplated under this Agreement; and

4.2.2       co-operate with the other Party to implement the Delivery Plans and Going-Forward Plans, and such other activities that, from time to time, the Alliance Managers decide are necessary or useful for the success of the Joint Participation Compounds.

4.2.3        Huahai or any of its sublicensees under the License Agreement shall not make any request for, or filing or declaration of, or undertake any action involving, any interference, opposition, challenges as to ownership, assertions of invalidity or unenforceability, revocation or reexamination relating to any Oncobiologics’ Patent Rights before any court, agency or other tribunal.

4.3         Conduct of Oncobiologics. In addition to the foregoing, Oncobiologics shall:

4.3.1       use Commercially Reasonable Efforts to achieve the target completion date and perform the work set out in the Delivery Plans efficiently and expeditiously;

4.3.2       conduct its activities with respect to the Joint Participation Compound(s) in a good scientific manner, and in compliance in all material respects with all requirements of Applicable Laws in the Developed Countries and all other requirements of any applicable GMP, GLP or GCP;

4.3.3       maintain records, in sufficient detail and in a good scientific manner, which shall be complete and accurate and shall fully and properly reflect all work done with respect to the Joint Participation Compound(s) and results achieved in the form required under all Applicable Laws in the Developed Countries. Huahai shall have the right, during normal business hours and upon reasonable prior written notice, to inspect, copy and retain all such records at its own expense, so long as doing so is not unreasonably disruptive. Huahai shall maintain such records and information contained therein in confidence; and

4.3.4       allow representatives of Huahai, upon reasonable prior written notice and during normal business hours, to visit Oncobiologics’ facilities where any activities relating to the Joint Participation Compounds are being conducted, and consult, during such visits and by telephone, with Oncobiologics’ personnel performing work on the Joint Participation Compounds, so long as such visits and consultations are not unreasonably disruptive. Huahai shall maintain any information received (whether by observation or otherwise) during such visit in confidence.

5.	Restricted License Grant.

5.1         Grant of Restricted License to Huahai. Subject to the terms and conditions of this Agreement, Oncobiologics (a) hereby grants to Huahai and its Affiliates the following exclusive rights and licenses, with the right to grant sublicenses, under the Oncobiologics Technology and (b) shall grant to Huahai and its Affiliates the following rights and licenses to the In-Licensed Technology pursuant a comparable arrangement as that set forth in Section 2.2 of the License Agreement, to research, develop, manufacture and use the Joint Participation Compounds and the Joint Participation Products in order to continue the development and/or commercialization of such Joint Participation Compounds and Joint Participation Products in the Developed Countries in their respective Fields; provided, however, that Huahai shall only have the right to use such rights and license in the event that Oncobiologics files a voluntary petition in bankruptcy or insolvency or if proceedings in involuntary bankruptcy shall be initiated against Oncobiologics (and, in the case of any such involuntary proceeding, not dismissed within one hundred and twenty (120) days), or in case of the filing by Oncobiologics of any petition or answer seeking reorganization, readjustment, or rearrangement of the business of Oncobiologics under any law or any government regulation relating to bankruptcy or insolvency, or in case of the appointment of a receiver for all or substantially all of the property of Oncobiologics and such appointment is not discharged within one hundred and twenty (120) days, or in case of the institution by Oncobiologics of any proceedings for the liquidation or winding up of its business, or for the termination of its corporate charter. Such right shall be exercised, if at all, in lieu of, and not in addition to, exercising any right to terminate this Agreement in whole or in part pursuant to Section 6.2.

6.	Term And Termination.

6.1         Term. This Agreement shall become effective as of the Effective Date and, unless earlier terminated pursuant to the other provisions of this Section 6, shall continue on a Joint Participation Compound-by-Joint Participation Compound basis, until the expiration of the Term with respect to such Joint Participation Compound.

6.2         Termination upon Material Breach. Either Party may, without prejudice to any other rights or remedies conferred on it by this Agreement or available to at law or in equity, terminate this Agreement in its entirety, or with respect to a particular Joint Participation Compound(s) and the Joint Participation Products related thereto, in the event the other Party breaches any of its material obligations under this Agreement with respect to this Agreement in its entirety or to such Joint Participation Compound(s) / Joint Participation Products and such breach or default shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party (or, if such breach or default cannot be cured within such 60-day period, if the breaching Party does not commence and diligently continue actions to cure such breach or default during such 60-day period). For clarity, such material obligations may apply to the performance of either: (a) this Agreement in its entirety, in which case this provision shall apply to the entire Agreement, or (b) a specific Joint Participation Compound / Joint Participation Product, in which case this provision shall apply only to such affected Joint Participation Compound and related Joint Participation Products.

6.3         Mutual Termination. With respect to a Joint Participation Compound and the Joint Participation Product containing or comprising such Joint Participation Compound, the Parties shall have the right to mutually agree to immediately terminate the Delivery Plan and this Agreement with respect to the subject Joint Participation Compound and the Joint Participation Product containing or comprising such Joint Participation Compound by written consent of both Parties; provided, that, the Parties engage in good faith discussions regarding such possible termination and the effects of such termination.

6.4         Effect of Mutual Termination.

6.4.1       In the event that the Parties mutually agree to terminate this Agreement pursuant to Section 6.3, the Parties shall negotiation in good faith in order to reach agreement on a termination agreement for the Terminated Product(s) (each, a “Termination Agreement”). Any Termination Agreement shall set forth the rights and obligations of each Party arising out of or in connection with such mutual termination.

6.4.2       Each Party shall promptly return to the other Party all data and materials in its possession or control containing or comprising any Confidential Information of the other Party relating to such Terminated Product(s); provided, that, each Party shall have the right to retain one copy of such Confidential Information for archival purposes only.

6.4.3       In the event this Agreement is terminated pursuant to Section 6.3, Oncobiologics shall use Commercially Reasonable Efforts in order to present Huahai with a compound to replace the Biologic Compound that was the subject of the termination, and Huahai shall decide whether or not to further develop such compound (a “Replacement Compound”); provided that, Huahai agrees to fund the development of such Replacement Compound. Thereafter, such Replacement Compound shall be deemed to be a Joint Participation Compound for purposes of this Agreement. Except if such Terminated Product is ONS-3010 and such termination occurs prior to the achievement of the second milestone event set forth in Section 2.6, then the $5,000,000 payment received upon execution of this Agreement shall be used towards the next Joint Participation Compound’s milestone.

6.5         Effect of Expiration of the Term. Following the expiration of this Agreement with respect to a Terminated Product pursuant to Section 6.1, each Party shall have the rights and be subject to the terms of any Third Party License Agreement, Ancillary Agreement and/or Collaboration Agreement applicable thereto.

6.6         Effect Upon Termination for Cause.

6.6.1       If this Agreement is terminated by Oncobiologics pursuant to Section 6.2, either in its entirety or with respect to a particular Terminated Product, as the case may be, in addition to any other remedies available to Oncobiologics at law or in equity:

(a)        The right of data by Oncobiologics to Huahai under Section 3.0 with respect to such Terminated Product(s) shall terminate;

(b)        At Huahai’s expense, each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or Control containing the other Party’s Confidential Information, if any, relating to such Terminated Product(s) (provided that each Party may keep one copy of such Confidential Information of the other Party for archival purposes only);

(c)        Oncobiologics shall retain all rights to such Terminated Product(s);

(d)        Huahai shall pay to Oncobiologics all outstanding Huahai Funding due and owing, if any, with respect to such Terminated Product(s) pursuant to this Agreement prior to termination;

(e)        a financial reconciliation, if applicable, of the then-current development programs underway with respect to the Terminated Product(s) shall be performed as of the date of such termination; and

(f)         Oncobiologics shall assume all responsibility for any Third Party IP in-licensed.

6.6.2       If this Agreement is terminated by Huahai pursuant to Section 6.2, either in its entirety or with respect to a particular Terminated Product, in addition to any other remedies available to Huahai at law or in equity:

(a)        at Oncobiologics’ expense, each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or Control containing the other Party’s Confidential Information, if any, relating to such Terminated Product(s) (provided that each Party may keep one copy of such Confidential Information of the other Party for archival purposes only);

(b)        a financial reconciliation, if applicable, of the then-current development programs underway with respect to such Terminated Product(s) shall be performed as of the date of such termination;

(c)        Oncobiologics shall repay to Huahai the amount of Huahai Funding, if any, paid by Huahai to Oncobiologics with respect to such Terminated Product(s) pursuant to this Agreement prior to termination within thirty (30) days after the effective date of such termination;

(d)        Oncobiologics shall retain all rights to such Terminated Product(s); provided, that, if such termination occurs after the Huahai Funding of such Terminated Joint Participation Compound(s) has been made, (i) Oncobiologics shall repay to Huahai the amount of Huahai Funding, if any, paid by Huahai to Oncobiologics with respect to such Terminated Product(s) pursuant to this Agreement prior to termination; and (ii) Oncobiologics shall pay to Huahai: (A) a royalty of six percent (6%) of Net Sales by Oncobiologics and/or its Affiliates of the relevant terminated Joint Participation Product(s), and (B) twenty-five (25%) of revenue Oncobiologics receives from a sublicensee for commercial sales of such Terminated Product(s) in the Developed Countries until Huahai receives aggregate payments under clauses (A) and (B) totaling ten (10) times the amount of the Huahai Funding for such Joint Participation Compound(s). Notwithstanding the foregoing, in the event of Huahai’s failure to make any payment required under this Agreement, Oncobiologics shall have a right to set off any such amount in full prior to making any such payment; and

(e)        Oncobiologics shall assume all responsibility for any Third Party IP in-licensed.

6.7         Accrued Rights; Surviving Obligations.

6.7.1       Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of any Party prior to such termination, relinquishment or expiration including any payment obligations and any and all damages arising from any breach under this Agreement. Such termination, relinquishment or expiration shall not relieve any Party from obligations which are expressly indicated to survive termination of this Agreement. Further, such termination, relinquishment or expiration shall not affect any Third Party License Agreement or Ancillary Agreement entered into prior to the date of such termination, relinquishment or expiration, each of which shall expire or terminate in accordance with its own terms.

6.7.2       Except as specifically provided in this Section 6, the expiration or termination of this Agreement in its entirety or with respect to any Joint Participation Compound(s) and related Joint Participation Product(s), shall not affect any royalty or other obligations under any Third Party License Agreement, Ancillary Agreement and/or Collaboration Agreement applicable thereto, which by its terms would otherwise continue except for such expiration or termination and the obligation to pay such royalty shall continue for its full term regardless of such expiration or termination.

6.7.3       The arbitration provisions set forth in the Alliance Agreement shall continue to apply to all disputes between the Parties arising before or after such expiration or termination if provided for in accordance with the terms of this Agreement.

6.7.4       All of the Parties’ rights and obligations under, and/or the provisions contained in, Sections 1, 3.1, 6.4, and 6.6 shall survive the expiration, termination or relinquishment of this Agreement.

6.8         Section 365(n) of the Bankruptcy Code.

6.8.1       All rights and licenses granted under or pursuant to this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, of the United States Code (the “Bankruptcy Code”) and any similar law or regulation in any other country, licenses of rights to “intellectual property” as defined in Section 101(56) of the Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the Bankruptcy Code. The Parties agree that all intellectual property rights licensed hereunder are part of the “intellectual property” as defined under the Bankruptcy Code subject to the protections afforded the non-terminating Party thereunder, and any similar law or regulation in any other country. Upon the bankruptcy of any Party, the non-bankrupt Party shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

[Signature Page Follows]

In Witness Whereof, the Parties have caused this Joint Participation Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

ONCOBIOLOGICS, INC.		ZHEJIANG HUAHAI
PHARMACEUTICAL CO., LTD.

By:	/s/ Pankaj Mohan, Ph.D., MBA	By:	/s/ Baohua Chen

Name: Pankaj Mohan, Ph.D., MBA		Name: Baohua Chen

Title: Chief Executive Officer		Title: General Manager

		By:	/s/ Jun Du

Name: Jun Du

Title Vice Chairman and CEO, Huahai US, Inc.

SIGNATURE PAGE TO JOINT PARTICIPATION AGREEMENT

Execution Version

AMENDMENT NO.1 AND MUTUAL TERMINATION AGREEMENT

RE: JOINT PARTICIPATION AGREEMENT

THIS Amendment No. 1 and Mutual Termination Agreement Re: Joint Participation Agreement (this “Amendment No. 1 & Termination Agreement”) is dated as of December 23, 2014 (the “Amendment Effective Date”) by and between Oncobiologics, Inc., a corporation organized under the laws of the State of New Jersey, U.S. having its place of business at 7 Clarke Drive, Cranbury NJ 08512 (“Oncobiologics”), and Zhejiang Huahai Pharmaceutical Co., Ltd. a limited liability company organized under the laws of the People’s Republic of China having its place of business at Xunqiao, Linhai City, Zhejiang Province, PRC 317024 (“Huahai”) Oncobiologics and Huahai may be referred to herein as a “Party” or, collectively, as “Parties.”

RECITALS:

Whereas, on May 6, 2013, the Parties entered into: (i) that certain Strategic Alliance Agreement (the “Alliance Agreement”); (ii) that certain Joint Participation Agreement (the “Joint Participation Agreement”); (iii) that certain Co-Development and License Agreement (the “License Agreement”); and (iv) that certain Agreement for Commitment to Enter Cooperative JV Contract (the “Commitment Agreement”) (collectively, the “2013 Agreements”); and

Whereas, the Parties desire to modify their relationship under the 2013 Agreements, and to do so, as of the Effective Date, the Parties are entering into: (i) that certain Mutual Termination Agreement Re: Commitment to Enter Cooperative N Contract (the “Termination Agreement”); (ii) that certain Amendment No. 1 and Termination Agreement Re: Co-Development and License Agreement (the “Amendment to License Agreement”); and (iii) this Amendment No. 1 and Termination Agreement Re: Joint Participation Agreement (the “Amendment to Joint Participation Agreement”) to effectuate such modifications to the 2013 Agreements; and

Whereas, under the Joint Participation Agreement the Parties intended that Huahai would provide milestone-based funding in support of development of four Joint Participation Compounds in exchange for a percentage of the net operating profits generated by the pharmaceutical products containing or comprising such Joint Participation Compounds in the Developed Countries; and

Whereas, Oncobiologics and Huahai deem it to be in their mutual best interest to terminate the Joint Participation Agreement with respect to three of the Joint Participation Compounds and to amend certain of the terms and conditions of the Joint Participation Agreement as it applies to the remaining Joint Participation Compound.

Now, Therefore, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

2.

Execution Version

1.           Defined Terms. Capitalized terms used in this Amendment No. 1 & Termination Agreement that are not defined in this Amendment No. 1 & Termination Agreement shall have the meanings assigned to such terms in the Joint Participation Agreement.

2.	Termination.

2.1         Pursuant to Section 4.3, the Parties hereby mutually agree that the Joint Participation Agreement is hereby terminated with respect to those Joint Participation Compounds referred to on Schedule 1.1.11 as ONS-1045, ONS-1040 and ONS-1050 (the “Terminated Products”) as of the Amendment Effective Date.

2.2         This Paragraph 2 of this Amendment No. 1 & Termination Agreement sets forth the terms of such termination pursuant to Section 4.4.1, and are in lieu of Sections 4.4.2 and 4.4.3 of the Joint Participation Agreement. The Parties agree that the effect of such termination shall be as follows:

(a)          the license granted by Oncobiologics to Huahai under Section 3 of the Joint Participation Agreement with respect to such Terminated Products shall terminate;

(b)          each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or Control containing the other Party’s Confidential Information, if any, relating to such Terminated Products (provided that each Party may keep one copy of such Confidential Information of the other Party for archival purposes only);

(c)          all of each Party’s obligations under the Joint Participation Agreement with respect to such Terminated Products shall cease as of the Amendment Effective Date;

(d)          Oncobiologics shall retain all rights to such Terminated Products in the Territory; and

(e)          Oncobiologics shall assume all responsibility for any Third Party IP in-licensed with respect to such Terminated Products.

2.3         Oncobiologics and Huahai agree that, as of the Amendment Effective Date, there are no outstanding costs and expenses with respect to any Joint Participation Compound or Product that are due to be paid from Huahai to Oncobiologics.

2.4         Huahai hereby represents and warrants to Oncobiologics that, as of the Amendment Effective Date, Huahai does not own or hold any right, title or interest (including any Value Ownership interest) in any of the Terminated Products in the Territory.

3.	Amendments to Joint Participation Agreement.

3.1         Sections 4.4.2 and 4.4.3 are hereby deleted in their entirety and replaced by the provisions of Paragraph 2 of this Amendment No. 1 & Termination Agreement.

3.2         Schedule 1.1.11 to the Joint Participation Agreement is hereby replaced in its entirety with new Schedule 1.1.11 attached.

3.

Execution Version

4.           Ongoing Development of ONS-3010. The Parties may decide to continue to jointly develop the Joint Participation Compound referred to as ONS-3010 (“ONS-3010”) through Regulatory Approval for such Joint Participation Product in the Developed Countries. In such event, the Parties intend to do so pursuant to the creation of an entity joint venture as described within Section 2.5 of the Joint Participation Agreement; provided, however, that the Parties shall be entitled to a percentage interest in such joint venture entity equal to such Party’s Value Ownership interest at the time such joint venture entity is established (e.g., as of the Completion of a Phase-III Ready Package for ONS-3010, 51% for Huahai and 49% for Oncobiologics). Oncobiologics shall continue to develop the ONS-3010 asset and in the event of formation of the Joint Venture, any further development costs incurred by Oncobiologics pursuant to the Joint Participating Agreement that are justified by the Joint Steering Committee shall be reimbursed by Huahai to Oncobiologics in proportion to Huahai’s Value Ownership of 51%.

5.	Oncobiologics Repurchase Option.

5.1         At any time after the Amendment Effective Date and until the Parties establish an entity joint venture as provided in Paragraph 4 above, or one calendar year after the Amendment effective date, whichever is earlier (the “Option Period”), Oncobiologics shall have the option to acquire all rights to the Joint Participation Product from Huahai (the “Option”). If Oncobiologics elects to exercise the Option, it shall provide written notice to Huahai during the Option Period. Upon such exercise of the Option:

(a)          the Joint Participation Agreement shall terminate in its entirety;

(b)          the license granted by Oncobiologics to Huahai under Section 3 of the Joint Participation Agreement with respect to such Joint Participation Product shall terminate;

(c)          each Party shall promptly return to the other Party all relevant records and materials in such Party’s possession or Control containing the other Party’s Confidential Information, if any, relating to such Joint Participation Product (unless such Party continues to have the right to such Confidential Information pursuant to the License Agreement) (provided that each Party may keep one copy of such Confidential Information of the other Party for archival purposes only);

(d)          all of each Party’s obligations under the Joint Participation Agreement with respect to such Joint Participation Product shall cease as of the exercise date of such option, except for those set forth in this Paragraph 5;

(e)          Oncobiologics shall acquire all right, title and interest in and to such Joint Participation Compound and such Joint Participation Product, including Huahai’s Value Ownership to such Joint Participation Compound and such Joint Participation Product; and

(f)           Oncobiologics shall assume all responsibility for any Third Party IP in-licensed with respect to such Joint Participation Product.

5.2         In consideration for the exercise of the Option, Oncobiologics shall pay to Huahai a total of Twenty-Eight Million Dollars (US $28,000,000), as follows: (i) Oncobiologics shall pay to Huahai the amount of Eleven Million Dollars (US $11,000,000) within seven (7) business

4.

Execution Version

days after the written exercise of the Option; and (ii) Oncobiologics shall pay to Huahai the balance of Seventeen Million Dollars (US $17,000,000) by paying Four Million Two Hundred and Fifty Thousand Dollars (US $4,250,000) in each of four installments at three, six, nine and twelve months following the Option’s exercise date, thus making aggregate payments totaling Seventeen Million Dollars (US $17,000,000) within the twelve (12) month period following the written Option exercise date.

5.3         If any installment payment due Huahai is not made as and when due pursuant to Section 5.2, Huahai shall provide written notice (“Default Notice”) to Oncobiologics of the failure to make such payment by calling an emergency Joint Steering Committee Meeting within two (2) business days of receipt of the Default Notice, whereby attendance at such Joint Steering Committee shall be mandatory by both parties. If Oncobiologics fails to attend the emergency Joint Steering Committee meeting, Huahai shall send a recorded delivery of the Default Notice. If any such failure to make payment following the emergency Joint Steering Committee meeting or receipt of the recorded Default Notice by Oncobiologics is not cured within thirty (30) business days (the “Cure Period”) after receipt of such written notice, in addition to all other remedies available to Huahai in equity or at law, Huahai shall have the right to revoke the Repurchase Option for ONS-3010 by sending written notice to Oncobiologics of Huahai’s exercise of such right. Immediately upon the expiration of the Cure Period, the revocation shall be effective, and Huahai will retain the Value Ownership Huahai had to such Joint Participation Product immediately prior to Oncobiologics’ exercise of the Option.

6.	Miscellaneous.

6.1         Except as expressly amended by this Amendment No. 1 & Termination Agreement, all terms and conditions of the Joint Participation Agreement shall remain unchanged.

6.2         This Amendment No. 1 & Termination Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

6.3         Signatures to this Amendment No. 1 & Termination Agreement transmitted by facsimile, by email in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of this Amendment No. 1 & Termination Agreement shall have the same effect as physical delivery of the paper document bearing original signature.

[Signature Page Follows)

5.

Execution Version

In Witness Whereof, the Parties have caused this Amendment No. 1 & Mutual Termination Agreement Re: Joint Participation Agreement to be executed and delivered by their respective duly authorized officers as of the day and year first above written.

ONCOBIOLOGICS, INC.		ZHEJIANG HUAHAI
PHARMACEUTICAL CO., LTD.

By:	/s/ Pankaj Mohan	By:	/s/ Jun Du

Name: Pankaj Mohan, Ph.D., MBA		Name: Jun Du

Title: Chief Executive Officer		Title: Vice Chairman of Zhejiang Huahai
Pharmaceutical and CEO of Huahai US Inc.

6.